Exhibit 10.01

          AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION

     This Amendment to Agreement and Plan of Reorganization ("Amendment") is entered into on this 31st day of January, 2002, by and among Upland Energy Corporation, a Utah corporation (hereinafter "Upland"), Upland Merger Co., a Utah corporation (hereinafter "Merger Co."), and LifeSmart Nutrition, Inc., a Utah corporation (hereinafter referred to as "LifeSmart").

                            RECITALS:

     A. On March 19, 2001, the parties entered into an Agreement and Plan of Reorganization ("Agreement and Plan of Reorganization").

     B. The parties previously entered into an amendment which extended the closing deadline of Section 1.06 of the Agreement and Plan of Reorganization to December 31, 2001.

     C. The parties desire to amend Section 1.06 of the Agreement and Plan of Reorganization to extend the closing deadline again and to provide for certain other changes to the Agreement and Plan of Reorganization as described herein.

     NOW, THEREFORE, in consideration of the mutual covenants of the parties, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

                                 AGREEMENT

     1. Closing Deadline Extended. Section 1.06 of the Agreement and Plan of Reorganization is hereby amended in its entirety to read as follows:

     1.06 Closing and Parties. Following approval by the holders of a majority of the shares of Upland Common Stock as set forth in Section 4.02 hereof and the holders of a majority of the shares of LifeSmart Common Stock as set forth in Section 5.02 hereof, the Closing contemplated hereby shall be held at a mutually agreed upon time and place on or before February 28, 2002, or on such other date as may be agreed to in writing by the parties (the "Closing Date"). The Closing may be accomplished by wire, express mail, overnight courier, conference telephone call or otherwise agreed to by the respective parties or their duly authorized representatives.

     2. LifeSmart Financial Statements. Section 3.04(a) of the Agreement and Plan of Reorganization is hereby amended in its entirety to read as follows:

     3.04 Financial Statements.

     (a) Included in Schedule 3.04 are the audited balance sheets of LifeSmart as of May 31, 2001, and 2000, and the related statements of operations, stockholders' equity (deficit), and cash flows for the fiscal year ended May 31, 2001, including the notes thereto, and the accompanying report of Tanner & Co., independent certified public accountants, together with the notes thereto and the representations by the principal accounting and financial officer of LifeSmart to the effect that such financial statements contain all adjustments (all of which are normal recurring adjustments) necessary to present fairly the results of operations and financial position for the periods and as of the dates indicated.

     3. LifeSmart Contracts. Section 3.10(a) of the Agreement and Plan of Reorganization is hereby amended in its entirety to read as follows:

     3.10 Contracts.

     (a) Except as disclosed in Schedule 3.10, all contracts, agreements, franchises, license agreements, and other commitments to which LifeSmart is a party or by which its properties are bound and which are material to the operations or financial condition of LifeSmart are valid and enforceable by LifeSmart in all material respects;

     4. LifeSmart Material Contract Defaults. Section 3.11 of the Agreement and Plan of Reorganization is hereby amended in its entirety to read as follows:

     3.11 Material Contract Defaults. Except as disclosed in Schedule 3.11, LifeSmart is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets, or condition of LifeSmart, and there is no event of default or other event which, with notice or lapse of time or both, would constitute a default in any material respect under any such contract, agreement, lease, or other commitment in respect of which LifeSmart has not taken adequate steps to prevent such a default from occurring.

     5. Absence of Environmental Liabilities. A new Section 2.18 containing representations and warranties concerning an absence of environmental liabilities of Upland and GS&C is hereby added which reads as follows:

     2.18 Environmental, Health and Safety Matters. Upland and its subsidiary, GS&C, are in compliance with all environmental, health, and safety requirements. Each of Upland and GS&C has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to environmental, health, and safety requirements for the occupation of its facilities and the operation of its business.

     (a) Neither Upland nor GS&C has received any written notice, report or other information regarding any actual or alleged violation of environmental, health, and safety requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to GS&C or its facilities arising under environmental, health, and safety requirements.

     (b) None of the following exists at any property or facility owned or operated by GS&C: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

     (c) Neither GS&C nor its predecessors or affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and substance) in a manner that has given or would give rise to corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Solid Waste Disposal Act, as amended ("SWDA") or any other environmental, health, and safety requirements.

     (d) Neither this Agreement nor the consummation of the transactions that are the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of governmental agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" environmental, health, and safety requirements.

     (e) Neither GS&C nor any of its predecessors or affiliates, has, either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other persons relating to environmental, health, and safety requirements.

     (f) No facts, events or conditions relating to the past or present facilities, properties or operations of GS&C, or any of its predecessors or affiliates will prevent, hinder or limit continued compliance with environmental, health, and safety requirements, give rise to any investigatory, remedial or corrective obligations pursuant to environmental, health, and safety requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damaged or natural resources damage.

     (g) GS&C presently has liability insurance coverage of $1,000,000 insuring GS&C and Upland against any and all liabilities of an environmental nature, and will keep such insurance in force through the date of closing and at least until such time as GS&C is spun-off or sold by Upland.

     6. New Conditions Precedent to Obligations of LifeSmart. New sections 4.09 through 4.14 have been added to the Agreement and Plan of Reorganization. As stated in Article IV of the Agreement and Plan of Reorganization, LifeSmart shall be bound by the terms and conditions of the Agreement and Plan of Reorganization provided that all of the conditions described in Article IV (which is hereby amended to add Sections 4.09 through 4.14 described below) are complied with and satisfied by Upland at or before the Closing Date:

     4.09 Additional Financing.  In addition to the financing described in
Section 4.01 of the Agreement, Arizona Capital Group, Inc. must raise the following gross amounts of equity capital for LifeSmart pursuant to the terms and conditions of the LifeSmart private placement memorandum dated January 25, 2002: (a) $220,000 on or before February 8, 2002; and (b) $750,000 before or at the Closing of the business combination between Upland and LifeSmart which is to occur on or before February 28, 2002 (unless extended by mutual written agreement of LifeSmart and Upland).

     4.10 Financial Advisory Agreement. A new Financial Advisory Agreement shall be entered into by and between LifeSmart and Arizona Capital Group, Inc., the terms of which shall be negotiated by and between representatives of LifeSmart and with Candy G. Wilson.

     4.11 Expenses of GS&C Spinoff. All expenses associated with the spinoff of GS&C, including but not limited to legal fees, accounting fees, registration filing fees, printing fees, blue sky fees, etc. are to be paid from net profits obtained through the operations of GS&C following the Closing of the business combination between Upland and LifeSmart, but prior to the effective date of the spinoff. To the extent that the net profits generated by GS&C during that period of time are not sufficient to cover all expenses associated with the spinoff, Lee Jackson and Frank Gillen, shall personally guarantee, jointly and severally, the payment of all such excess expenses.
For any amount paid by Lee Jackson and/or Frank Gillen to fulfill this obligation, the person making the payments shall receive additional shares of GS&C common stock at the rate of $0.25 per share.

     4.12 Leak Out Agreement. Byron Barkley, Mark Peterson, Kurt Hughes, Lee Jackson and Frank Gillen shall sign leak out agreements which will provide that each of them will be limited to selling an amount of post-merger Upland common stock not greater than one percent (1.0%) of the then total issued and outstanding Upland common shares during each calendar quarter following the Closing of the business combination between Upland and LifeSmart. The leak out agreements shall also prohibit Byron Barkley, Mark Peterson, Kurt Hughes, Lee Jackson and Frank Gillen from selling any shares of Upland stock and/or LifeSmart stock between the date of this Amendment and the closing date of the business combination between LifeSmart and Upland.

     4.13 Indemnification Agreement. Lee Jackson and Frank Gillen shall sign written agreements in which they agree to indemnify and hold harmless Upland, LifeSmart, GS&C, and all of their respective officers, directors, employees and agents, from and against any and all liabilities associated with GS&C, including, but not limited to, any liabilities associated with environmental problems, remediation costs, etc. This indemnification will be subject to a limitation of liability of One Hundred Thousand Dollars ($100,000). In the event the current insurance coverage lapses or is otherwise not available to Upland, GS&C and/or LifeSmart to protect against claims, the indemnification limit of Lee Jackson shall be increased to One Million One Hundred Thousand Dollars ($1,100,000).

     4.14 Release of Claims. Upland, Arizona Capital Group, Inc., and LifeSmart will sign a Release Agreement conditioned upon the successful Closing of the business combination between Upland and LifeSmart. The Release Agreement will provide that Upland, Arizona Capital Group, Inc. and LifeSmart will release any and all claims which either party may assert against each other and each party's respective officers, directors, employees and agents which are associated with any contracts or agreements entered into by and between LifeSmart, Carriage House Capital, L.L.C. and/or Howard Baer, or any other activities between said persons, including, but not limited to, any settlement agreement reached between LifeSmart, Carriage House, L.L.C. and/or Howard Baer pursuant to which LifeSmart may pay compensation to Carriage House Capital, LLC and/or Howard Baer to obtain a release of any and all claims which Carriage House Capital, L.L.C. and/or Howard Baer could assert against LifeSmart, Upland and/or their respective officers, directors, employees and/or agents. In the event Upland is not satisfied with the terms of any Release Agreement entered into between LifeSmart, Carriage House Capital, L.L.C. and/or Howard Baer. Upland shall not be required to close the business combination with LifeSmart.

     7. Operation of GS&C. A new Section 7.04 is hereby added which reads as follows:

     7.04 Operation of GS&C Following Closing. Following the closing of the business combination between Upland and LifeSmart, the present officers and directors of GS&C shall continue to serve as the officers and directors of GS&C and will continue to operate GS&C as it is now being operated, at least until the following occurs: (a) the spin-off of GS&C described in Section
7.01 occurs; or (b) the option to purchase GS&C is exercised or it expires. They will continue to keep GS&C's existing liability insurance coverage in force during the time period described above. Any oil and gas assets of Upland will be contributed to GS&C, and Lee Jackson will be paid Three Thousand Dollars ($3,000.00) per month during this time period from the net profits of GS&C. No other officer or director of GS&C shall be compensated by GS&C or Upland during this time period.

     8. Increase in Number of Upland Shares and Upland Warrants Outstanding. The number of outstanding shares of Upland common stock and the number of outstanding Upland warrants has increased since the Agreement and Plan of Reorganization was signed on March 19, 2001 due solely to the issuance of Upland shares and warrants in connection with raising $918,250 in equity capital which was loaned to LifeSmart.

     9. Other Inconsistent Provisions Hereby Amended. Any other provisions of the Agreement and Plan of Reorganization which are inconsistent with the terms of this Amendment shall be deemed to be amended consistent herewith. All other terms and conditions of the Agreement and Plan of Reorganization shall remain unchanged and in full force and effect.

     10. Counterparts; Facsimile Signatures. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. This Amendment may be signed by facsimile signatures.

     This Amendment is entered into as of the date and year first above written.


                              UPLAND ENERGY CORPORATION,
                              a Utah corporation


                              By /S/
                                 -------------------------
                                   Lee Jackson, President


                              UPLAND MERGER CO.,
                              a Utah corporation


                             By /s/
                               ---------------------------
                                Lee Jackson, President


                             LIFESMART NUTRITION, INC.,
                             a Utah corporation


                              By /s/
                                ---------------------------
                                Richard W. Hellyer, C.E.O.

AGRS\0848.2